Exhibit 99.1

Contact:	Kevin Donovan
Bottomline Technologies
603-501-5240
kdonovan@bottomline.com

Bottomline Technologies Reports Second Quarter Results

Record Revenues Highlight Quarter

PORTSMOUTH, N.H. – January 24, 2007 – Bottomline Technologies (NASDAQ: EPAY), a leading provider of collaborative payment and invoice automation solutions, today reported financial results for the second quarter ended December 31, 2006.

Revenues for the second quarter were $29.7 million as compared with $26.1 million in the second quarter of last year. The growth in revenue includes a 32% increase in subscription and transaction revenue to $6.7 million for the second quarter of fiscal 2007 as compared to $5.1 million for the same period last year.

Recurring revenues, consisting of subscription and transaction, maintenance and supplies revenue was $18.1 million as compared with $15.1 million in the second quarter of last year. New Annual Recurring Revenue (ARR) was $3.4 million as compared with $2.3 million and $1.7 million in the prior two quarters. ARR represents the expected one-year revenue value from new subscription and transaction sales during the quarter as well as the one-year maintenance value on new software license sales.

Net loss for the second quarter was $2.1 million, or net loss per share of $0.09. During the second quarter, operating expenses of $20.4 million included acquisition-related amortization of intangible assets of $2.4 million and stock-based compensation expense of $2.1 million. Excluding these acquisition-related and stock compensation items, non-GAAP net income for the second quarter was $2.4 million, equating to non-GAAP net income per share of $0.10.

“We are pleased with our second quarter results,” said Rob Eberle, President and CEO of Bottomline Technologies. “We exceeded all of our key financial metrics during the quarter and our order flow and sales pipeline has grown. We have had good market acceptance of our newer offerings resulting in an increase in Annual Recurring Revenue booked in the quarter which we believe will deliver future revenue growth. As a result of our second quarter operating performance and our pipeline, we expect a strong second half of our fiscal year.”

Revenues for the six months ended December 31, 2006 were $54.9 million as compared with $50.8 million in the same period last year. Net loss for the six months ended December 31, 2006 was $3.6 million, or net loss per share of $0.15.

During the six months ended December 31, 2006, the company incurred acquisition-related amortization of intangible assets of approximately $3.9 million and stock compensation expense of $3.9 million. Excluding these items, non-GAAP net income for the six months ended December 31, 2006 was $4.2 million, or non-GAAP net income per share of $0.18.

Customer Highlights:

•	Leading organizations, including AstraZeneca, Rogers Corporation and a major online merchant signed multi-year agreements for Bottomline’s accounts payable automation solution.

•	New customers such as CVS Corporation, Wis-Pak, Inc., Playtex Products, The Economist Group and Warner Bros. chose Bottomline’s payments and document process automation platforms.

•	Organizations such as Land O’Lakes, Wellmark Blue Cross & Blue Shield, Lockheed Martin (UK) and Deutsche Bank AG London expanded existing deployments of Bottomline’s payments and document process automation platforms.

•	Property & casualty insurers ACUITY and Capitol Indemnity Corporation each selected Legal eXchange™, Bottomline’s Web-based legal spend management solution, further increasing its adoption within the sector.

Corporate and Product Highlights:

•	Named among the top 100 technology providers to the financial services industry for 2006 by American Banker and Financial Insights in their annual FinTech 100 ranking.

•	Received a top ranking in Global Finance magazine’s Best Treasury and Cash Management Banks and Providers 2007. Bottomline was awarded the top honor in the Best Accounts Payable Services category for the third consecutive year.

•	In an independent vendor evaluation conducted by research firm Celent, Bottomline’s Web-based cash management platform received the highest score for advanced technology, including overall security, scalability and performance.

•	Acquired FormScape Group Ltd. to expand Bottomline’s document process automation offerings worldwide, add leading organizations to Bottomline’s customer base, and capitalize on existing channel relationships across North America and Europe.

•	Elected Mike Curran to the Board of Directors. Mr. Curran most recently served as executive vice president of Bank of America Global Treasury Services where he was responsible for Global Corporate Banking Sales. His unit had offices across the United States as well as in Canada, Europe, Latin America and Asia, and generated approximately $2 billion in revenue. He was a Corporate Band 1 Executive and a member of the company’s management operating committee.

Bottomline has presented supplemental non-GAAP financial measures as part of this earnings release. The non-GAAP financial measures exclude certain non-cash items, specifically amortization of intangible assets and stock compensation expense. The presentation of this information should not be considered in isolation to, or as a substitute for, the financial results presented in accordance with GAAP. Bottomline believes that these supplemental non-GAAP financial measures are useful to investors because they allow for an evaluation of the company with a focus on the performance of its core operations. Bottomline’s executive management team uses these same non-GAAP measures internally to assess the ongoing performance of the company. Since this information is not a GAAP measurement of financial performance, there are material limitations to its usefulness on a stand-alone basis, including the lack of comparability of this presentation to the GAAP financial results of other companies. A reconciliation of the GAAP results to the non-GAAP results for the three and six month periods ending December 31 is as follows:

	Three Months Ended December 31, (in thousands)		Six Months Ended December 31, (in thousands)
	2006	2005	2006	2005
GAAP Net Income (Loss)	$(2,116)	$1,069	$(3,596)	$1,215
Amortization of Intangible Assets	2,412	774	3,873	1,661
Stock Compensation Expense	2,104	1,743	3,940	3,401

Non-GAAP Net Income	$2,400	$3,586	$4,217	$6,277

About Bottomline Technologies

Bottomline Technologies (NASDAQ: EPAY) provides collaborative payment and invoice automation solutions to corporations, financial institutions and banks around the world. The company’s solutions are used to streamline, automate and manage processes and transactions involving global payments, invoice approval, purchase-to-pay, collections, cash management and document process automation. Organizations trust these solutions to meet their needs for cost reduction, competitive differentiation and optimization of working capital. Headquartered in the United States, Bottomline also maintains offices in Europe and Asia-Pacific. For more information, visit www.bottomline.com.

Bottomline Technologies, Legal eXchange and the BT logo are registered trademarks of Bottomline Technologies, Inc. which may be registered in certain jurisdictions. All other brand/product names are trademarks of their respective holders.

Cautionary Language

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are competition, market demand, technological change, strategic relationships, recent acquisitions, international operations and general economic conditions. For additional discussion of factors that could impact Bottomline Technologies’ financial results, refer to the Company’s Quarterly Report or Form 10-Q for the quarter ended September 30, 2006, on file with the SEC. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. We do not assume any obligation to update any forward-looking statements.

Bottomline Technologies

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended December 31,
	2006	2005
Revenues:
Software licenses	$4,082	$3,615
Subscriptions and transactions	6,743	5,121
Service and maintenance	15,492	13,476
Equipment and supplies	3,334	3,906

Total revenues	29,651	26,118

Cost of revenues:
Software licenses	186	375
Subscriptions and transactions	2,633	1,802
Service and maintenance (1)	7,191	6,013
Equipment and supplies	2,470	3,115

Total cost of revenues	12,480	11,305

Gross profit	17,171	14,813

Operating expenses:
Sales and marketing (1)	7,929	6,195
Product development and engineering (1)	4,220	2,803
General and administrative (1)	5,813	4,495
Amortization of intangible assets	2,412	774

Total operating expenses	20,374	14,267

Income (loss) from operations	(3,203)	546

Other income, net	770	867

Income (loss) before provision for income taxes	(2,433)	1,413
Provision (benefit) for income taxes	(317)	344

Net income (loss)	$(2,116)	$1,069

Basic and diluted net income (loss) per share	$(0.09)	$0.05

Shares used in computing net income (loss) per share:
Basic	23,622	22,687
Diluted	23,622	22,988

Non-GAAP (excludes acquisition-related amortization and stock compensation expense):(2)
Net income	$2,400	$3,586

Diluted net income per share (3)	$0.10	$0.16

(1) Stock based compensation is allocated as follows:
Cost of revenues: service and maintenance	$164	$119
Sales and marketing	705	582
Product development and engineering	198	209
General and administrative	1,037	833

	$2,104	$1,743

(2)	Non-GAAP presentation excludes charges for amortization of intangible assets of $2,412 and $774 and stock compensation expense of $2,104 and $1,743 for the three months ended December 31, 2006 and 2005, respectively.
(3)	Shares used in computing non-GAAP diluted net income per share were 23,807 and 22,988 for the three months ended December 31, 2006 and 2005, respectively.

Bottomline Technologies

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Six Months Ended December 31,
	2006	2005
Revenues:
Software licenses	$5,933	$6,872
Subscriptions and transactions	13,227	10,001
Service and maintenance	28,998	26,132
Equipment and supplies	6,714	7,792

Total revenues	54,872	50,797

Cost of revenues:
Software licenses	383	680
Subscriptions and transactions	5,085	3,217
Service and maintenance (1)	13,367	12,135
Equipment and supplies	4,997	6,175

Total cost of revenues	23,832	22,207

Gross profit	31,040	28,590

Operating expenses:
Sales and marketing (1)	14,236	12,540
Product development and engineering (1)	7,972	5,317
General and administrative (1)	10,611	8,708
Amortization of intangible assets	3,873	1,661

Total operating expenses	36,692	28,226

Income (loss) from operations	(5,652)	364

Other income, net	1,739	1,505

Income (loss) before provision for income taxes	(3,913)	1,869
Provision (benefit) for income taxes	(317)	654

Net income (loss)	$(3,596)	$1,215

Basic and diluted net income (loss) per share	$(0.15)	$0.05

Shares used in computing net income (loss) per share:
Basic	23,526	22,424
Diluted	23,526	23,115

Non-GAAP (excludes acquisition-related amortization and stock compensation expense):(2)
Net income	$4,217	$6,277

Diluted net income per share (3)	$0.18	$0.27

(1) Stock based compensation is allocated as follows:
Cost of revenues: service and maintenance	$272	$246
Sales and marketing	1,368	1,160
Product development and engineering	397	438
General and administrative	1,903	1,557

	$3,940	$3,401

(2)	Non-GAAP presentation excludes charges for amortization of intangible assets of $3,873 and $1,661 and stock compensation expense of $3,940 and $3,401 for the six months ended December 31, 2006 and 2005, respectively.
(3)	Shares used in computing non-GAAP diluted net income per share were 23,728 and 23,115 for the six months ended December 31, 2006 and 2005, respectively.

Bottomline Technologies

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	December 31, 2006	June 30, 2006
Assets
Current assets:
Cash, cash equivalents and short-term investments	$64,408	$80,497
Accounts receivable	23,474	21,043
Other current assets	4,955	4,864

Total current assets	92,837	106,404

Property and equipment	7,755	7,106
Intangible assets	89,263	61,077
Other assets	1,838	1,247

Total assets	$191,693	$175,834

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$5,446	$5,990
Accrued expenses	11,077	8,660
Deferred revenue and deposits	22,961	19,880

Total current liabilities	39,484	34,530

Deferred revenue and deposits, non current	2,140	1,249
Deferred income taxes	6,987	2,985
Other liabilities	538	462

Total liabilities	49,149	39,226

Stockholders’ equity
Common stock	24	23
Additional paid-in-capital	256,674	246,543
Accumulated other comprehensive income	6,889	3,585
Treasury stock	(4,652)	(748)
Retained deficit	(116,391)	(112,795)

Total stockholders’ equity	142,544	136,608

Total liabilities and stockholders’ equity	$191,693	$175,834